Kayne Anderson Energy Development Company Announces Initial Public Offering

LOS ANGELES, CA -- 09/21/2006 -- Kayne Anderson Energy Development Company (the "Company"), a newly organized, investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, today announced its initial public offering of common stock. On September 20, 2006, the Company sold 10.0 million shares at $25 per share, raising gross proceeds of $250 million (exclusive of the shares issuable pursuant to the underwriters' over-allotment option). Shares began trading on September 21, 2006 on the New York Stock Exchange under the symbol "KED."

The Company's investment objective is to generate both current income and capital appreciation primarily through equity and debt investments. The Company will seek to achieve this objective by investing at least 80% of its net assets together with the proceeds of any borrowings (its "total assets") in securities of companies that derive the majority of their revenue from activities in the energy industry, including: (a) Midstream Energy Companies, which are businesses that operate assets used to gather, transport, process, treat, terminal and store natural gas, natural gas liquids, propane, crude oil or refined petroleum products; (b) Upstream Energy Companies, which are businesses engaged in the exploration, extraction and production of natural resources, including natural gas, natural gas liquids and crude oil, from onshore and offshore geological reservoirs; and (c) Other Energy Companies, which are businesses engaged in owning, leasing, managing, producing, processing and sale of coal and coal reserves; the marine transportation of crude oil, refined petroleum products, liquefied natural gas, as well as other energy-related natural resources using tank vessels and bulk carriers; and refining, marketing and distributing refined energy products, such as motor gasoline and propane to retail customers and industrial end-users.

The Company will be managed by KA Fund Advisors, LLC ("KAFA"), an affiliate of Kayne Anderson Capital Advisors, L.P ("Kayne Anderson"), which was founded in 1984 by Richard Kayne and John Anderson. Including this offering, Kayne Anderson manages approximately $5.7 billion. The Company's Chief Executive Officer is Kevin S. McCarthy. Mr. McCarthy and J.C. Frey are the Company's Portfolio Managers.

Citigroup Global Markets Inc. and UBS Securities LLC acted as joint bookrunning managers for the transaction. The following firms acted as co-managers: Merrill Lynch, Pierce, Fenner & Smith Incorporated, A.G. Edwards & Sons, Inc., Wachovia Capital Markets, LLC, RBC Capital Markets Corporation and Sanders Morris Harris Inc.

This press release does not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction. A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission.

An investor should read the Company's prospectus carefully before investing. The prospectus contains important information about the Company and its investment objective and policies, risks, charges and expenses. A copy of the prospectus may be obtained from the prospectus departments of each of Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, N.Y. 11220 (Telephone: 800-831-9146, email: batprospectusdept@citigroup.com) and UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, N.Y. 10171 (Telephone: 212-821-3000).

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains statements, estimates or projections that may constitute "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect, "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the company's historical experience and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements. There is no assurance that the Company's investment objectives will be attained.

KA Fund Advisors, LLC
David Shladovsky
1800 Avenue of the Stars, 2nd Floor
Los Angeles, CA 90067
(888) 533-1232